CALCULATION OF EARNINGS TO FIXED CHARGES


                                                                                      Years Ended June 30,
                                       Year Ended   Six Months  ---------------------------------------------------------------
                                       12/31/97   Ended 12/31/96   1996         1995         1994         1993         1992
                                    -------------------------------------------------------------------------------------------


Net Income (Loss)                        898           (6)         643          376         (480)         973          780
Effect Of Change In Accounting
  Principal                                -            -            -            -          196            -            -
Income Taxes                             487           (3)         344          101         (235)         483          356
Fixed Charges - Including Interest
  On Deposits 1                        6,038        2,940        5,192        4,663        5,073        5,094        6,359
                                    -------------------------------------------------------------------------------------------

Total Earnings                         7,423        2,931        6,179        5,140        4,554        6,550        7,495
                                    ===========================================================================================

Fixed Charges - Excluding Interest
  On Deposits 2                        1,116          980        2,059        2,223        3,134        2,806        2,504
                                    ===========================================================================================

Total Earnings - Excluding Interest
  On Deposits                          2,501          971        3,046        2,700        2,615        4,262        3,640
                                    ===========================================================================================


Ratio Of Earnings To Fixed Charges:

  Excluding Interest On Deposits 3      2.24         0.99         1.48         1.21         0.83         1.52         1.45
                                    ===========================================================================================

  Including Interest On Deposits 4      1.23         1.00         1.19         1.10         0.90         1.29         1.18
                                    ===========================================================================================



1 Fixed charges including interest on deposits is equal to gross interest expense.
2 Fixed charges excluding interest on deposits contains interest expense on bonds payable, FHLB advances and other borrowings.
3 Computed by dividing total earnings by fixed charges excluding interest on deposits.
4 Computed by dividing total earnings by fixed charges including interest on deposits.